Exhibit 10.1
IP STRATEGY HOLDINGS, INC.
THIRD AMENDMENT TO THE
2024 EQUITY INCENTIVE PLAN

This Third Amendment (the “Third Amendment”) to the IP Strategy Holdings, Inc., a Delaware corporation (the “Company”), 2024 Equity Incentive Plan, as amended (the “Plan”), adopted by the Board of Directors of the Company (the “Board”) upon the recommendation of the Compensation Committee (the “Committee”) of the Board, amends the Plan as set forth herein, effective as of the date approved by the stockholders of the Company set forth at the end of this Third Amendment (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.
WHEREAS, the Plan was adopted by the Board, approved by the stockholders of the Company, and became effective on November 25, 2024;
WHEREAS, the Plan was previously amended by the First Amendment to the 2024 Equity Incentive Plan dated May 30, 2025, and approved by the stockholders on June 24, 2025, increasing the shares available for issuance to 5,000,000 shares;
WHEREAS, the Plan was previously amended by the Second Amendment to the 2024 Equity Incentive Plan dated August 18, 2025, and approved by the stockholders on September 18, 2025, increasing the shares available for issuance to 35,000,000 shares;
WHEREAS, following the Company’s 1-for-20 reverse stock splits effected on November 5, 2025 and April 23, 2026, the number of shares of Common Stock available for issuance under the Plan was proportionately reduced to 87,500 shares; and
WHEREAS, the Committee has determined that it is in the best interest of the Company to amend the Plan to increase the number of shares of Common Stock available for issuance under the Plan by 412,500 shares, for a total of 500,000 shares.
NOW, THEREFORE, as approved by the Board upon the recommendation of the Committee as of April 27, 2026 and as approved by the stockholders of the Company as of the date listed below, this Third Amendment to the Plan is hereby adopted and approved in all respects. Accordingly, pursuant to this Third Amendment, the Plan is hereby amended as follows:
1. As of the Effective Date, Section 4.1 of the Plan is hereby amended by deleting it in its entirety and replacing it with the following:
“4.1 Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of shares of Common Stock that may be issued under the Plan shall be five hundred thousand (500,000) shares (the “Overall Share Limit”), provided, however, that the Overall Share Limit shall not include Stock Appreciation Rights units that are settled in cash at the time of exercise rather than in actual Shares of stock. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.”
2. Except as specifically set forth in this Third Amendment, no provision of the Plan is changed, and the Plan is hereby ratified in its entirety and shall remain in full force and effect.
As adopted by the Board of Directors on April 27, 2026
 As adopted by the Stockholders on June 25, 2026